Exhibit 10.2

BUILDERS FIRSTSOURCE, INC.

First Amendment to the Employment Agreement

with M. Chad Crow

This First Amendment to the Employment Agreement dated as of February 23, 2010, (the “Employment Agreement”) between Builders FirstSource, Inc. (the “Company”) and M. Chad Crow (“Executive”) is entered into and effective as of the 19th day of May, 2017.

In consideration of the mutual covenants set forth herein and the continued employment of Executive by the Company, and intending to be legally bound herby, the parties agree as follows:

1.The Employment Agreement is hereby amended by amending and restating the section entitled “Confidentiality, Non-Competition” as follows:

“9. Confidentiality, Non-Competition.

(a)Executive acknowledges that:  (i) the Executive has, and his employment hereunder will require that Executive continue to have, access to and knowledge of Confidential Information (as hereinafter defined); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company or its subsidiaries would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s businesses; and (iii) the engaging by Executive in any of the activities prohibited by this Section 9 may constitute improper appropriation and/or use of such Confidential Information.  Executive expressly acknowledges that the Confidential Information constitutes a protectable business interest of the Company.

As used herein, the term “Confidential Information” shall mean information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company and its subsidiaries, which information is not generally known to the public or in the businesses in which such entities are engaged or which information relates to specific investment opportunities within the scope of their business which were considered by the Company or its subsidiaries during the Term.  Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, information (including without limitation compilations) concerning the Company’s and its subsidiaries’ financial plans and performance, potential acquisitions, business plans and strategies, personnel information, information technology processes, research, development, and manufacturing of Company or its subsidiaries’ products, existing or prospective customers, proposals made to existing or prospective customers or other information contained in bids or offers to such customers, the terms of any arrangements or agreements with customers, including the amounts paid for services or how pricing was developed by the Company or its subsidiaries, the layout, design and implementation of customer specific projects, the identity of suppliers or subcontractors, information regarding supplier or subcontractor pricing or contract terms, the composition or description of future services that are or may be provided by the Company or any of its subsidiaries, the Company’s or any of its subsidiaries’ financial, marketing and sales information, and technical expertise, formulas, source codes and know how developed by the Company or any of its subsidiaries, including the unique manner in which the Company or any if its subsidiaries conducts its business.  Confidential Information also includes information disclosed to the Company or any of its subsidiaries by a third party that the Company or such subsidiary is required to treat as confidential.  Notwithstanding the foregoing, “Confidential Information” shall not be deemed to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive, (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its subsidiaries, provided that such source is not bound by any contractual, legal or fiduciary obligation with respect to such information or (iii) was in the Executive’s possession prior to being furnished by the Company or any of its subsidiaries.

(b)During the Term of this Agreement and for a period of one year after the termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, manager, member, partner, employee, consultant, principal or agent of any business, or in any other capacity, use for his own account, utilize or make known, disclose, furnish or make available to any person, firm or corporation any of the Confidential Information, other than to authorized officers, directors and employees of the Company or its subsidiaries in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.  Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.  Notwithstanding the foregoing, nothing in this Agreement is intended to limit Executive’s right to make disclosures to, or participate in communications with, the Securities and Exchange Commission or any other government agency regarding possible violations of law, without prior notice to the Company.

(c)During the Term of this Agreement and for a period of one year after termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not engage in competition (or assist any other Person in engaging in competition) with the Company or any of its subsidiaries, directly or indirectly (either individually, by any form of ownership, or as a director, manager, member, officer, principal, agent, employee, employer, advisor, consultant, lender, member, shareholder, partner, or other representative in a Competing Business), in the Business of the Company in a Prohibited Location by performing services that are the same as or substantially similar to those services Executive performed for the Company or its subsidiaries at any time during the last two years of Executive’s employment with the Company or its subsidiaries.  “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.  “Competing Business” means any business, regardless of form, that is directly engaged, in whole or in relevant part, in any business or enterprise that is the same as, or substantially the same as, the Business of the Company.  The “Business of the Company” means the business of supplying, manufacturing, designing, constructing or installing structural and related building products, including without limitation roof and floor trusses, wall panels, stairs, windows, doors, engineered wood products, lumber and lumber sheet goods, millwork, kitchen cabinets, gypsum, siding, roofing, insulation, hardware and other building products.  A “Prohibited Location” means any location within fifty (50) miles of any of the Company’s or any of its subsidiaries’ physical locations.  For the purposes of this Agreement, the parties agree that homebuilders and any vendors supplying building products or services to the Company shall be deemed to be Competing Businesses.

(d)During the Term of this Agreement and for a period of two years after termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not directly or indirectly solicit or divert, or attempt to solicit or divert, (either on behalf of the Executive or any other Person) any person employed by the Company or any of its subsidiaries with whom Executive had contact in the course of his employment with the Company or its subsidiaries (each, a “Company Employee“) to leave or reduce their employment with the Company or any of its subsidiaries or to work for Executive or any other Person, including, without limitation, a Competing Business.  During the Term of this Agreement and for a period of two years after termination of Executive’s employment hereunder (upon expiration of the Term or otherwise), Executive shall not directly or indirectly (either on behalf of the Executive or any other Person) hire any Company Employee or respond to inquiries seeking employment from any Company Employee.  This paragraph only applies to persons who are actively employed as Company Employees or were Company Employees within one (1) year of the time of any such actual or attempted solicitation, hiring or inquiry.

(e)Executive acknowledges that (A) in connection with rendering the services to be rendered by Executive hereunder, Executive will have access to and knowledge of Confidential Information, the disclosure of which would place the Company or its subsidiaries at a competitive disadvantage, causing irreparable injury, and (B) the services to be rendered by Executive hereunder are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by Executive of any of the provisions contained in this Section 9 will cause the Company irreparable injury.  Executive, therefore, agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

(f)Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company; and it is the intent of the parties hereto that if, in the opinion of any court of competent jurisdiction, any provision set forth in this Section 9 is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions in such a manner as to such court shall appear not unreasonable and to enforce the remainder of this Section 9 as so modified.”

2.The Employment Agreement is hereby amended by adding the following provision as a new final Section 25 to the Employment Agreement:

“25.Forum Selection; Consent to Jurisdiction. The exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Texas.  With respect to any such court action, Executive and the Company hereby (a) irrevocably submit to the personal jurisdiction of such courts; (b) consent to service of process; (c) consent to venue; and (d) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue.  Executive and the Company further agree that the state and federal courts of the State of Texas are convenient forums for any dispute that may arise from this Agreement and that neither party shall raise as a defense that such courts are not convenient forums.”

3.Except as expressly amended hereby, the terms of the Employment Agreement shall be and remain unchanged and the Employment Agreement as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized representative on the day and year first above written.

BUILDERS FIRSTSOURCE, INC.

By: /s/ Donald F. McAleenan

       Authorized Officer

EXECUTIVE

/s/ M. Chad Crow

M. Chad Crow